Exhibit 99.2

 CNF
 3240 HILLVIEW AVENUE
 PALO ALTO, CA 94304-1297
 (650) 494-2900

                                                                NEWS RELEASE


                                                                    Contacts:

                                                Investors - Patrick Fossenier
                                                               (650) 813-5353

                                                          Media - James Allen
                                                               (650) 813-5335

                                                               Jamie Fenimore
                                                               (650) 813-5358


                          CNF NAMES NEW EXECUTIVES



     PALO ALTO, California - June 6, 2005 -- CNF Inc. (NYSE:CNF) announced today the naming of two new senior vice presidents and three new vice presidents as part of an organizational alignment that focuses the company on operational excellence. Leadership changes at Con-Way, the company's regional less-than-truckload motor carrier, were also announced.

     Douglas W. Stotlar, president and chief executive officer, said in making the personnel announcements that CNF was moving from its traditional holding company model to an operating organization.

     "It's important that our strategic direction be focused on providing our customers with great service and innovative products in freight transportation, logistics and supply chain management," Stotlar said. "This organizational change will allow us to do that by eliminating duplication,

leveraging existing company resources and focusing every employee directly on the customer."

     David S. McClimon, 49, was named senior vice president of CNF and the president of Con-Way. In his new position, McClimon will have management responsibility for Con-Way's three regional, less-than-truckload motor carriers, Con-Way Central Express, Con-Way Western Express and Con-Way

Southern Express. McClimon joined Con-Way Central Express as one of its first employees in 1983 as an account manager in Cincinnati and has more than 25 years of experience in transportation. He was most recently president of that company. McClimon is a graduate of Miami University in Oxford, Ohio and will work from Con-Way's headquarters in Ann Arbor, Mich.

     In another Con-Way appointment, David L. Miller, 49, was named president of Con-Way Central Express, succeeding McClimon. As president, Miller will have management responsibility for the company's largest trucking unit, which provides LTL services in 25 states in the Midwest and East, as well as nine

Canadian provinces through Con-Way Canada Express. A 30-year veteran of the trucking industry, Miller most recently was president of Con-Way Southern

Express in Fort Worth, Texas. A native of Cincinnati, Ohio, he attended the

University of Cincinnati and will be based in Ann Arbor, Mich.

     Also, James P. Worthington, 52, was named president of Con-Way Southern

Express, succeeding Miller. Worthington will have management responsibility for the LTL carrier, which has 102 service centers directly serving more than

25,000 cities in the southern United States and Puerto Rico. He joined Con-

Way in 1987 as a member of the Con-Way Southern Express start-up team,

working as the service center manager in Macon, Ga. A 20-year veteran of the transportation industry, Worthington earned a bachelor's degree and Juris

Doctorate from the University of Georgia.

     Being promoted to CNF senior vice president of sales and marketing is

Bryan Millican, 55. In his new CNF position, he will have overall responsibility for sales performance, strategic sales planning and training,

branding, marketing, public relations, and communications. Millican joined the company in 1983 as general sales manager for Con-Way Central Express,

being named executive president of sales and marketing for Con-Way in 1997.

He will be based at Con-Way headquarters in Ann Arbor, Mich. He is a graduate of the University of Waterloo in Ontario, Canada and holds an MBA from the

University of Western Ontario.

     Robert Bianco, 40, has been named a CNF vice president and president of

Menlo Worldwide, the company's third-party logistics and supply chain services company. As president, Bianco will be responsible for Menlo's United

States and international logistics activities in the automotive, consumer products, technology, manufacturing, food and beverage, chemical, and retrial industries. He previously served as president of Menlo Logistics. He joined the CNF organization in 1989 as a management trainee and joined Menlo in 1992 as a logistics manager. He will be based at Menlo's headquarters in Redwood

City, Calif. He is a graduate of the University of California at Santa

Barbara and earned a master's degree from the University of San Francisco.

     John G. Labrie, 38, has been named a CNF vice president and president of

Con-Way Supply Chain Solutions. In his new position Labrie will have management responsibility for Con-Way Truckload, Con-Way Truckload Brokerage,

Con-Way NOW expedited delivery and Con-Way Air Express. Additionally, Labrie will be responsible for the company's global expansion strategy, trailer manufacturing and purchasing. He most recently was executive vice president of operations for Con-Way and previously served as president of Con-Way

Western Express. He joined the Con-Way organization in 1990 as an account manager. He is based at Con-Way's headquarters in Ann Arbor, Mich. and earned a bachelor's degree in finance from Central Michigan University. He holds an

MBA from Indiana Wesleyan University.

     Julia P. "Pat" Jannausch, 50, has been named CNF vice president of culture and training with responsibility for management of the company's culture development initiatives, training and a new company-wide leadership development program. She most recently was vice president of human resources for Con-Way, which she first joined in 1983 as an account manager. She is based in Ann Arbor, Mich. and earned a bachelor's degree and master's degree from Rhode Island College.

     "Each of these managers is a career employee of our organization who has collectively worked in virtually every skill within the company," said

Stotlar. "I look forward to working with each of them as we progress on our goal of total focus on growth, providing the very best service for customers and bringing more value to our company for shareholders."

     CNF is a $4.0 billion freight transportation, logistics and supply chain services company with businesses in LTL motor carriage, truckload carriage,

air freight and ocean forwarding, logistics, supply chain services,

warehousing and trailer manufacturing.





Photos available on request.



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